Exhibit 4.10

AMENDMENT No. 3 TO THE LOAN AGREEMENT

This Amendment No. 3 (“Amendment”) to the Loan Agreement (as defined below) is entered into as of November 8, 2023 (“Effective Date”) by and between Medigus Ltd., having its principal offices at Omer Industrial Park, No.7A, P.O. Box 3030, Omer 8496500, Israel (the “Lender”), and Gix Internet Ltd. (f/k/a Algomizer Ltd.), a company organized under the laws of the State of Israel, with principal offices at Menachem Begin, 11, Ramat Gan 5268104, Israel (the “Borrower”). Each of the Lender and the Borrower shall be referred to herein as “party” and together as the “Parties”.

WHEREAS, the Parties have entered into a loan agreement, dated October 12, 2021 (the “Loan Agreement”) and entered into a 1st amendment to such Loan Agreement dated August 25, 2022 (the “First Amendment”); and entered into a 2st amendment to such Loan Agreement dated August 29, 2023 (collectively the “Amendments”); and

WHEREAS, the outstanding amount of the Loan Amount (as defined under the Loan Agreement), as of June 30, 2023, is NIS 3,000,000 (without interest);

WHEREAS, the Parties wish to increase the Remaining Loan Amount as defined under the First Amendment, by an amount of NIS 100,000.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties hereto agree as follows:

1.	Definitions. All capitalized terms used herein, not otherwise defined, shall have the meaning set forth in the Loan Agreement or the Amendments.

2.	Amendments.

2.1	The Remaining Loan Amount shall increase by an amount of NIS 100,000, such that the new Remaining Loan Amount will be NIS 3,100,000 (the “New Remaining Loan Amount”).

3.	No Further Amendments. Other than as set forth herein, all terms and conditions set forth in the Loan Agreement and the Amendments shall remain without change, binding and of full force and effect.

4.	Miscellaneous. This Amendment shall be governed and construed by the terms and conditions set forth in the Loan Agreement. In any event of a conflict between the terms contained in this Amendment and the Loan Agreement or the First Amendment, the terms contained in this Amendment shall govern.

IN WITNESS WHEREOF, the Parties have caused this Amendment to the Loan Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Medigus Ltd.		Gix Internet Ltd.

/s/ Liron Carmel		/s/ Amihay Hadad, /s/ Amitay Weiss
By:	Liron Carmel	By:	Amihay Hadad, Amitay Weiss
Title:	CEO	Title:	CFO, CEO

Date:	08/11/2023	Date:	08/11/2023